As filed with the Securities and Exchange Commission on January 27, 2014.

Registration No. 333-193204

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ALDEXA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	20-1968197
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15 New England Executive Park

Burlington, MA 01803

Telephone: (781) 270-0630

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Todd C. Brady, M.D., Ph.D.

President and Chief Executive Officer

Aldexa Therapeutics, Inc.

15 New England Executive Park

Burlington, MA 01803

Telephone: (781) 270-0630

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Jay K. Hachigian Keith J. Scherer Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 850 Winter Street Waltham, MA 02451 Telephone: (781) 890-8800 Telecopy: (781) 622-1622	Scott L. Young Chief Operating Officer 15 New England Executive Park Burlington, MA 01803 Telephone: (781) 270-0630	Ivan K. Blumenthal Avisheh Avini Mintz Levin Cohn Ferris Glovsky and Popeo PC 666 Third Avenue New York, NY 10017 Telephone: (212) 935-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 is being filed for the purpose of amending Exhibit 10.10, and filing Exhibits 4.1, 10.5, and 10.8. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Part II of the Registration Statement other than with respect to Items 13 and 16 of Part II.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and The NASDAQ Capital Market listing fee.

SEC registration fee	$2,680
FINRA filing fee	4,250
NASDAQ Capital Market listing fee	50,000
Printing and engraving expenses	140,000
Legal fees and expenses	425,000
Accounting fees and expenses	450,000
Blue sky fees and expenses	10,000
Custodian and transfer agent fees	4,500
Miscellaneous fees and expenses	63,570

Total	$1,150,000

Item 14.	Indemnification of Directors and Officers.

In connection with the completion of this offering, the Registrant’s amended and restated certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors for monetary damages for breach of their fiduciary duties as directors. The Registrant’s amended and restated bylaws to be in effect immediately prior to the completion of this offering provide that the Registrant must indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Prior to the consummation of this offering, the Registrant expects to enter into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement, the form of which is attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of the Registrant and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

See also “Undertakings” set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding the shares of common stock and preferred stock and the warrants issued, and options granted, by us in the three years preceding the filing of this registration statement that were not registered under the Securities Act of 1933.

(1)	Under the 2004 Employee, Director and Consultant Stock Plan, we granted stock options to purchase shares of our common stock to certain of our employees, officers, consultants and advisors, as follows: in 2010, we granted stock options to purchase 1,274,082 shares of our common stock at an exercise price of $0.27 per share.

(2)	Under the 2010 Employee, Director and Consultant Equity Incentive Plan, we granted stock options to purchase shares of our common stock to certain of our employees, officers, consultants and advisors, as follows: (a) in 2010, we granted a stock option to purchase an aggregate of 750,137 shares of our common stock at an exercise price of $0.27 per share, (b) in 2012, we granted stock options to purchase 344,350 shares of our common stock at an exercise price of $0.27 per share, (c) in 2013, we granted stock options to purchase an aggregate of 5,358,833 shares of our common stock at an exercise price of $0.046 per share and (d) in 2013 we granted stock options to purchase an aggregate of 1,152,504 shares of our common stock at an exercise price of $0.38 per share.

(3)	In 2010, we issued and sold an aggregate of 8,784,950 shares of Series A convertible preferred stock to investors for an aggregate purchase price of $3.0 million.

(4)	In 2013, we issued and sold an aggregate of 15,800,191 shares of Series B convertible preferred stock to investors for an aggregate purchase price of $6.8 million.

(5)	In 2012, as consideration for entering into a debt facility, we issued a warrant to Square 1 Bank exercisable for an aggregate of 24,510 shares of our Series A convertible preferred stock at an initial exercise price of $1.02 per share. This warrant will become exercisable for an aggregate of 58,153 shares of our common stock immediately prior to the closing of this offering. This warrant terminates seven years after the date issued.

(6)	In 2012, in connection with our Series B financing, we issued warrants to investors exercisable for an aggregate of 1,163,062 shares of our Series B convertible preferred stock at an initial exercise price of $0.4299 per share. These warrants will become exercisable for an aggregate of 1,163,062 shares of our common stock immediately prior to the closing of this offering. This warrant terminates five years after the date issued.

(7)	In 2013, in connection with our Series B financing, we issued warrants to investors exercisable for an aggregate of 1,163,062 shares of our Series B convertible preferred stock at an initial exercise price of $0.4299 per share. These warrants will become exercisable for an aggregate of 1,163,062 shares of our common stock immediately prior to the closing of this offering. This warrant terminates five years after the date issued.

(8)	In 2013 we sold an aggregate of 155,377 shares of our common stock to Todd C. Brady, M.D., Ph.D. pursuant to a restricted stock grant under our 2010 Employee, Director and Consultant Equity Incentive Plan.

(9)	In 2013 we issued a convertible promissory note in the principal amount of $170,000 to Domain Partners VI, L.P. convertible into shares of our common stock in connection with this offering. The note accrues interest at a rate of 6% per annum and will be convertible into shares of our common stock at the price per share of the common stock listed on the cover page of the prospectus contained in this registration statement.

(10)	In 2013 as consideration for the amendment to our debt facility, we issued a warrant to Square 1 Bank exercisable for an aggregate of 116,306 shares of our Series B convertible preferred stock at an initial exercise price of $0.4299 per share. This warrant will become exercisable for an aggregate of 116,306 shares of our common stock immediately prior to the closing of this offering. This warrant terminates ten years after the date issued.

The offers, sales, grants and issuances of the securities described in paragraph (1), (2) and (8) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701. The recipients of such securities were our employees, officers, bona fide consultants and advisors and received the securities under our 2004 Employee, Director and Consultant Stock Plan and our 2010 Employee, Director and Consultant Equity Incentive Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us

The offer, sale, and issuance of the securities described in paragraphs (3), (4), (5), (6), (7), (9) and (10) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act in that the issuance of the security to the accredited investor did not involve a public offering. The recipients of the securities in this transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in this transaction. The recipient of the securities in this transaction was an accredited investor under Rule 501 of Regulation D.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit	Description

1.1*	Form of Underwriting Agreement

3.1#	Restated Certificate of Incorporation, as amended (currently in effect)

3.2#	Bylaws (currently in effect)

3.3#	Form of Amended and Restated Certificate of Incorporation (to be effective immediately prior to the closing of this offering)

3.4#	Form of Amended and Restated Bylaws (to be effective immediately prior to the closing of this offering)

4.1	Specimen stock certificate evidencing the shares of common stock

4.2#	Investor Rights Agreement dated as of December 20, 2012

4.3*	Form of Representative’s Warrant Agreement

5.1*	Opinion of Gunderson Dettmer, LLP

10.1#	Form of Indemnity Agreement for Directors and Officers

10.2+#	Offer Letter, effective as of August 1, 2013, between the Registrant and Todd C. Brady, M.D., Ph.D.

10.3+#	Offer Letter, effective as of July 15, 2013, between the Registrant and Scott L. Young

10.4+#	Offer Letter, effective November 29, 2013 between the Registrant and Todd C. Brady, M.D., Ph.D.

10.5+	Offer Letter, effective November 27, 2013, between the Registrant and Scott L. Young

10.6+#	2004 Employee, Director and Consultant Stock Plan, as amended, and form of option agreement thereunder

10.7+#	2010 Employee, Director and Consultant Equity Incentive Plan, as amended, and form of option agreement thereunder

10.8+	2013 Equity Incentive Plan and form of option agreement thereunder

10.10†	License and Supply Agreement dated as of February 19, 2010 between the Registrant and CyDex Pharmaceuticals, Inc.

10.11#	Loan and Security Agreement, dated as of April 12, 2012, between Square 1 Bank and the Registrant

10.12#	Amendment No. 1 to Loan and Security Agreement, date as of November 20, 2013 between Square 1 Bank and the Registrant

10.13#	Amended and Restated Intellectual Property Security Agreement dated as of November 20, 2013 between Square 1 Bank and the Registrant

23.1#	Consent of BDO USA, LLP, independent registered public accounting firm

23.2*	Consent of Gunderson Dettmer LLP (included in Exhibit 5.1)

24.1#	Power of Attorney

* To be filed by amendment.

+ Indicates management contract or compensatory plan.

† Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment. Omitted portions have been submitted separately to the Securities and Exchange Commission.

# Previously submitted.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to provide the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4.	In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 27th day of January, 2014.

ALDEXA THERAPEUTICS, INC.

By:	/s/ Todd Brady, M.D., Ph.D.
Todd Brady, M.D., Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Todd C. Brady, M.D., Ph.D. Todd C. Brady, M.D., Ph.D.	Chief Executive Officer and Director (principal executive officer and principal financial and accounting officer)	January 27, 2014

* C. Boyd Clarke	Chairman of the Board of Directors	January 27, 2014

* Ben Bronstein, M.D.	Director	January 27, 2014

* Martin J. Joyce	Director	January 27, 2014

* Gary Phillips, M.D.	Director	January 27, 2014

* Jesse Treu, Ph.D.	Director	January 27, 2014

* Neal Walker, D.O.	Director	January 27, 2014

* By: /s/ Todd C. Brady, M.D., Ph.D.
Todd C. Brady, M.D., Ph.D. Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description

1.1*	Form of Underwriting Agreement

3.1#	Restated Certificate of Incorporation, as amended (currently in effect)

3.2#	Bylaws (currently in effect)

3.3#	Form of Restated Certificate of Incorporation (to be effective immediately prior to the closing of this offering)

3.4#	Form of Amended and Restated Bylaws (to be effective immediately prior to the closing of this offering)

4.1	Specimen stock certificate evidencing the shares of common stock

4.2#	Investor Rights Agreement dated as of December 20, 2012

4.3*	Form of Representative’s Warrant Agreement

5.1*	Opinion of Gunderson Dettmer, LLP

10.1#	Form of Indemnity Agreement for Directors and Officers

10.2+#	Offer Letter, effective as of August 1, 2013, between the Registrant and Todd C. Brady, M.D., Ph.D.

10.3+#	Offer Letter, effective as of July 15, 2013, between the Registrant and Scott L. Young

10.4+#	Offer Letter, effective November 29, 2013 between the Registrant and Todd C. Brady, M.D., Ph.D.

10.5+	Offer Letter, effective November 27, 2013, between the Registrant and Scott L. Young

10.6+#	2004 Employee, Director and Consultant Stock Plan, as amended, and form of option agreement thereunder

10.7+#	2010 Employee, Director and Consultant Equity Incentive Plan, as amended, and form of option agreement thereunder

10.8+	2013 Equity Incentive Plan and form of option agreement thereunder

10.10†	License and Supply Agreement dated as of February 19, 2010 between the Registrant and CyDex Pharmaceuticals, Inc.

10.11#	Loan and Security Agreement, dated as of April 12, 2012, between Square 1 Bank and the Registrant

10.12#	Amendment No. 1 to Loan and Security Agreement, date as of November 20, 2013 between Square 1 Bank and the Registrant

10.13#	Amended and Restated Intellectual Property Security Agreement dated as of November 20, 2013 between Square 1 Bank and the Registrant

23.1#	Consent of BDO USA, LLP, independent registered public accounting firm

23.2*	Consent of Gunderson Dettmer LLP (included in Exhibit 5.1)

24.1#	Power of Attorney

* To be filed by amendment.

+ Indicates management contract or compensatory plan.

† Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment. Omitted portions have been submitted separately to the Securities and Exchange Commission.

# Previously submitted.